Imation Corp. Receives Notice from NYSE Regarding Continued Listing Standards
OAKDALE, MN -(PR Newswire)--(February 19, 2016) — Imation Corp. (NYSE:IMN) (“Imation” or the “Company”) today announced that on February 16, 2016, Imation Corp. (the “Company”) received a written notice from NYSE Regulation, Inc. (the “Notice”) stating that the Company is not in compliance with the continued listing standards set forth in Section 802.01C of the Listed Company Manual of the New York Stock Exchange (the “NYSE”), which requires the average closing price of the Company’s common stock to be not less than $1.00 over a consecutive 30 trading-day period. In accordance with NYSE rules, the Company intends to notify the NYSE on or before March 1, 2016 of its intent to cure the deficiency identified in the Notice.
The Notice states that Company must bring its share price and average share price back above $1.00 by six months following receipt of the Notice. The Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the closing share price of the Company’s common stock is at least $1.00 and the average closing share price of the Company’s common stock is at least $1.00 over the 30 trading-day period ending on the last trading day of that month. In the event that at the expiration of the six-month cure period, both a $1.00 closing share price on the last trading day of the cure period and a $1.00 average closing share price over the 30 trading-day period ending on the last trading day of the cure period are not attained, the NYSE will commence suspension and delisting procedures with respect to the Company’s common stock. Separately, if the Company determines that, if necessary, it will cure the price condition by taking an action that will require approval of its shareholders, it must so inform the NYSE in the notification due on or before March 1, 2016, must obtain the shareholder approval by no later than the Company’s next annual meeting, and must implement the action promptly thereafter. The price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above the level for at least the following 30 trading days.
The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to be listed and traded on the NYSE during the applicable cure period, subject to the Company’s compliance with the NYSE’s other applicable continued listing standards, but will continue to be assigned a “.BC” indicator by the NYSE to signify that the Company is below compliance with the NYSE’s continued listing standards. The “.BC” indicator will be removed at such time as the Company is deemed compliant with the NYSE’s continued listing standards.
About Imation
Imation (NYSE: IMN) is a global data storage and information security company. Our products and solutions help organizations store, manage and protect digital content. For more information, visit www.imation.com.
 Risk and Uncertainties
 Certain information contained in this press release, and in oral statements made from time to time by our representatives, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements include information concerning our intention to cure our deficiency in compliance with NYSE continued listing standards and our ability to cure such deficiency, as well as other actions, strategies and expectations, and are identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such statements are subject to a wide range of risks and uncertainties that could cause actual results in the future to differ materially from those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include various factors set forth from time to time in our filings with the Securities and Exchange Commission including the following: our ability to successfully implement our strategy for our existing business as well as other lines of business that we may pursue; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; our ability to successfully identify suitable acquisition targets to implement our new strategy and to compete for these opportunities with others who may have greater resources; our ability to conduct due diligence on businesses we acquire to ensure that we have identified and addressed key aspects of liability and risk; the impact of expending significant resources in considering acquisition targets or business opportunities that are not consummated; the possible need to raise additional debt or equity financing for acquisitions in addition to the use of our excess cash; the impact of additional material charges and expenses associated with our oversight of acquired or target businesses and the integration of acquired businesses into our systems for financial reporting; our ability to successfully integrate current and future acquired businesses into our existing operations and achieve the expected economic benefits; our ability to effectively increase the size of our organization, if needed, and manage our growth; our ability to meet future revenue growth, gross margin and earnings targets; the ability to quickly develop, source, introduce and deliver differentiated and innovative products; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to successfully implement restructuring plans; foreign currency fluctuations; the ready availability and price of energy and key raw materials or critical components including the effects of natural disasters and our ability to pass along raw materials price increases to our customers; continuing uncertainty in global and regional economic conditions; our ability to identify, value, integrate and realize the expected benefits from any acquisition which has occurred or may occur in connection with our strategy; the possibility that our goodwill and intangible assets or any goodwill or intangible assets that we acquire may become impaired; the ability of our security products to withstand cyber-attacks; the loss of a major customer, partner or reseller; changes in European law or practice related to the imposition or collectability of optical levies; the seasonality and volatility of the markets in which we operate; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; tax consequences associated with our acquisition, holding and disposition of target companies and assets; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the outcome of any pending or future litigation and patent disputes; our ability to access financing to achieve strategic objectives and growth due to changes in the capital and credit markets; limitations in our operations that could arise from compliance with the debt covenants in our credit facilities; our ability to retain and attract key employees to manage our existing businesses and the businesses we may acquire; increased compliance with changing laws and regulations potentially affecting our operating results; failure to adequately protect our information systems from cyber-attacks; the effect of the announcement of our review of strategic alternatives; and the volatility of our stock price due to our results or market trends.

CONTACT:
Imation Corp.
Danny Zheng, 651-704-4311
dzheng@imation.com